Exhibit 99.3
CONFIDENTIALITY AGREEMENT
February 24, 2011
Hayman Capital Management, L.P.
2101 Cedar Springs Road, Suite 1500
Dallas, Texas 75201
Ladies and Gentlemen:
     In connection with the analysis of a possible debtor in possession financing transaction (“Possible DIP Loan”) between Seahawk Drilling, Inc. and its affiliates and subsidiaries (collectively, “Seahawk”) and Hayman Capital Management, L.P. and its affiliates and subsidiaries (collectively, “Receiving Party,” and together with Seahawk, the “parties” and each a “party”), Seahawk may furnish Receiving Party certain information that is proprietary, non-public, or confidential concerning Seahawk, its business and operations (the “Business”), and possible other transactions involving Seahawk. In connection with such analysis, Receiving Party hereby agrees to the following (it being understood that Receiving Party is also agreeing to cause its Representatives (as defined below) and affiliates to comply with the applicable provisions hereof):
     1. Use of Confidential Material. The Confidential Material (as defined below) made available to Receiving Party will be used by such Receiving Party solely for the purpose of evaluating a Possible DIP Loan between Seahawk and Receiving Party pursuant to a Definitive Agreement (as defined below) between the parties, and should discussions between Seahawk and Receiving Party progress to such a point, negotiating a Definitive Agreement and related loan documents with respect thereto, and shall not be used in connection with any activities conducted by Receiving Party or any of its Representatives in competition with the Business or otherwise in a manner known by Receiving Party to be detrimental or disadvantageous to Seahawk. The disclosure of Confidential Material by Seahawk to Receiving Party as contemplated hereunder would not occur but for the existence of this confidential relationship and for a prospective financing arrangement by and between the parties. All of the Confidential Material concerning Seahawk will be kept confidential by Receiving Party and its

Representatives and will not be disclosed in whole or in part thereby to any other persons in any manner; provided that Receiving Party may disclose the Confidential Material or portions thereof to its Representatives who (i) need to know such information for the purpose of evaluating such a Possible DIP Loan involving the parties, (ii) are informed by Receiving Party of the confidential nature of such information, and (iii) agree, and are directed by Receiving Party, to treat such information confidentially in accordance with this letter to the same extent as if they were parties hereto. Receiving Party agrees to be responsible for compliance with this letter, and breach hereof, by any of its Representatives, but Seahawk shall be entitled to directly enforce the agreements of such Representatives and to cause Receiving Party to enforce such agreements. Receiving Party shall, and shall cause its Representatives to, use all commercially reasonable and prudent efforts to protect and safeguard the Confidential Material from misuse, loss, theft, publication, or the like and to ensure that such Representatives who receive any of the Confidential material shall do likewise.
     2. Legally Required Disclosures. In the event that Receiving Party or any of its Representatives is required by applicable law, regulation, rule, stock exchange rule, or in connection with any legal proceedings or otherwise requested by any governmental agency or regulatory authority (claiming to have jurisdiction) to disclose any of the Confidential Material, the Receiving Party or such Representative shall (to the extent legally permissible to do so), prior to making any such disclosure promptly provide Seahawk with written notice of the existence, terms, circumstances surrounding such disclosure requirement (together with a copy of the Confidential Material proposed to be disclosed and a description of the legal provisions or court orders requiring the disclosure), and provide such reasonable cooperation as Seahawk shall reasonably request so that Seahawk may seek a protective order or other appropriate remedy or, if it so elects, waive compliance with certain terms of this letter. In the event that such protective order or other remedy is not obtained, or Seahawk waives compliance with the provisions hereof, Receiving Party or such Representative, as the case may be, may disclose only that portion of the Confidential Material or information that the recipient of such request is advised by counsel is legally required to be disclosed, and shall give Seahawk a reasonable opportunity to review the proposed disclosure and comment thereon and shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed. Notwithstanding the foregoing, Receiving Party shall not be required to inform, or give notice to, Seahawk or provide copies of Confidential Material to Seahawk, if the disclosure of Confidential Material is made to a regulatory examiner in the course of such examiner’s examination or inspection of Receiving Party.
     3. Definition of Confidential Material. Subject to paragraph 4 below, the term “Confidential Material” as used in this letter shall mean (i) should discussions between Seahawk and Receiving Party progress to such a point, the existence, subject matter, terms (including pricing terms), conditions, and other facts of any Definitive Agreement and related loan documents that may be negotiated between Seahawk and Receiving Party, and (ii) any and all information, documents, records, data, trade secrets, inventions, processes, blueprints, and all non-public, confidential, or proprietary information of Seahawk, including, without limitation, all marketing, technical, engineering, operational, economic, financial, legal knowledge, or other information concerning the operations, financial condition, and Business and affairs of Seahawk, or anything of a proprietary nature, that it furnished or otherwise disclosed to Receiving Party or any of its Representatives by or on behalf of Seahawk or its Representatives, and whether prepared by Seahawk, its Representatives, or otherwise (including any such items furnished on and after the execution of this letter), whether oral, written, or electronic regardless of the form in which initially or subsequently reflected, together with all analyses, compilations, studies, memoranda, notes, and other documents, records, and data (in whatever form maintained, whether documentary, computer, or other electronic storage or otherwise) prepared by Receiving Party or any of its Representatives which contain or otherwise reflect or are generated from such information and documents.
     4. Information Not Included in the Definition of Confidential Material. The term “Confidential Material” does not include any information to the extent that (i) at the time of disclosure or thereafter is or becomes generally available to and known by the public (other than as a result of a disclosure by Receiving Party or any of its Representatives not permitted hereby), (ii) is developed by Receiving Party or any of its Representatives without reliance on any of the Confidential Material or portion thereof (Receiving Party shall have the burden of proof to demonstrate the absence of reliance on the Confidential Material or any portion thereof), or (iii) is or becomes available to Receiving Party on a non-confidential basis from a source other than Seahawk or its Representatives, which source is not prohibited from disclosing such information by a contractual, legal, or other obligation of secrecy or fiduciary duty of confidentiality to Seahawk or its Representatives (including, without limitation, any parent, subsidiary, other affiliate, director, officer, equity owner, employee, agent, attorney, accountant, financial advisor, or other advisor thereof) or is not otherwise restricted from disclosing such Confidential Material.
     5. Return or Destruction of Materials. Upon request of Seahawk or in the event that Receiving Party decides not to proceed with a Possible DIP Loan with Seahawk, Receiving Party and its Representatives will promptly (and in any case within 14 days after a request by Seahawk) return to Seahawk or, alternatively, destroy all Confidential Material and all copies, notes or extracts thereof then in Receiving Party’s possession or control or in the possession or control of any of its Representatives and any other written or electronic material containing or reflecting any of the Confidential Information or any portion thereof, irrespective of the source, without retaining any copies, extracts, or reproductions thereof (including, to the extent practicable, expunging copies from any computer or other device) and will destroy promptly all copies of any analyses, compilations, studies or other documents, records and data prepared by it or any of its Representatives which contain or otherwise reflect or are generated from the Confidential Material pursuant to this letter. An officer of Receiving Party will certify to Seahawk in writing that any such return or destruction has been timely and fully accomplished. Notwithstanding the foregoing, Receiving Party shall not be required to delete or destroy any electronic media containing Confidential Material that was created in the ordinary course of business for the sole purpose of disaster recovery/network backup provided that any Confidentiality Material contained in such electronic media shall continue to be subject to the confidentiality provisions hereof.
     6. Nondisclosure of Possible DIP Loan. Without the prior written consent of the other party, and except as required by law or stock exchange rule, each party will not, and will direct and cause its respective Representatives not to, disclose to any person (i) the existence of this letter and the fact that Confidential Material is being or has been made available, (ii) that any investigation, discussions, or negotiations are or have been taking place concerning a Possible DIP Loan between the parties, (iii) that the parties or any of their respective Representatives are or have been considering or reviewing a transaction involving or relating to the other party, and (iv) the terms, conditions, or other facts with respect to any such Possible DIP Loan or actions, including the status thereof (collectively, the “Transactional Information”); provided, that Seahawk may disclose such Transactional Information to, and may provide copies of any draft or final commitment letter, term sheet, and other loan documents between it and the Receiving Party to, Hercules Offshore, Inc. or any of its successors. Receiving Party’s obligations in the preceding sentences shall survive any return or destruction of the Confidential Material pursuant to paragraph 5. In the event that Receiving Party or any of its Representatives is required by law, regulation, or stock exchange rule to disclose any of the Transactional Information, the Receiving Party and such representative shall (to the extent legally permissible to do so), prior to making any such disclosure, promptly provide Seahawk with written notice of such requirement (together with a copy of the material proposed to be disclosed) and shall reasonably cooperate with Seahawk so that Seahawk may seek a protective order or other appropriate remedy or, if it so elects, waive compliance with certain terms of this paragraph 6. In the event that such protective order or other remedy is not obtained, or Seahawk waives compliance with the provisions of this paragraph 6, the Receiving Party may disclose only that portion of the Transactional Material that the Receiving Party is advised by counsel is legally required to be disclosed, and shall give Seahawk a reasonable opportunity to review the proposed disclosure and comment thereon and shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Transactional Information so disclosed.
     7. No Representation or Warranty. Receiving Party understands that neither Seahawk nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of the Confidential Material and that nothing contained in any discussions between Seahawk or its Representatives and Receiving Party or its Representatives shall be deemed to constitute a representation or warranty. Receiving Party further agrees that neither Seahawk nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the use of the Confidential Material. Only those representations or warranties that are made in a Definitive Agreement when, as, and if such agreement is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect.
     8. Definitive Agreement. Receiving Party understands and agrees that no contract or agreement providing for a proposed financing arrangement shall be deemed to exist between the parties unless and until a definitive financing agreement has been executed and delivered by each of the parties (the “Definitive Agreement”) and Receiving Party hereby waives in advance any claims (including, without limitation, breach of contract) in connection with a proposed financing arrangement except those arising under an executed and delivered Definitive Agreement. It is also agreed that unless and until a Definitive Agreement has been executed and delivered, neither party has any legal obligation of any kind whatsoever with respect to any such proposed financing arrangement, except for matters specifically agreed to herein. The term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or any written or oral acceptance thereof. This letter does not constitute or create any obligation of Seahawk to provide any Confidential Material or other information to the other party, but merely defines the rights, duties and obligations of the parties with respect to Confidential Material to the extent it may be disclosed or made available. Under no circumstances is Seahawk obligated to disclose or make available any information, including any Confidential Material that Seahawk in its sole discretion determines not to disclose. Neither this paragraph 8 nor any other provision in this letter can be waived or amended except by written consent of Seahawk, which consent shall specifically refer to this paragraph 8 (or such other provision) and explicitly make such waiver or amendment.
     9. Securities Laws. Receiving Party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters that are the subject of this letter, that the United States securities laws prohibit any person who has material, non-public information concerning Seahawk from purchasing or selling securities of Seahawk or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Receiving Party agrees that it will not use or cause any other person to use, and that it will use reasonable efforts to assure that none of its Representatives will use or cause any other person to use, any Confidential Material in contravention of the United States securities laws.
     10. Remedies. Receiving Party agrees that money damages would not be a sufficient remedy for any breach of this letter and that Seahawk shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, in the event of any such breach, and Receiving Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be the exclusive remedy for such breach but shall be in addition to all other remedies available to Seahawk at law or in equity. Receiving Party also agrees to reimburse Seahawk for all costs and expense, including reasonable attorneys’ fees, incurred by Seahawk in enforcing Receiving Party’s obligations hereunder. Receiving Party agrees to immediately notify Seahawk of any breach of this letter by it or any of its Representatives.
     11. No Waiver; Entire Agreement. It is understood and agreed that no failure or delay by Seahawk in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This letter contains the entire agreement and understanding between Seahawk and Receiving Party with respect to the matters referred to herein and supersedes all prior understandings and agreements, whether written or oral, between Seahawk and Receiving Party with respect thereto.
     12. Person; Representatives; Affiliates. As used in this letter, (i) the term “person” will be interpreted broadly to include, without limitation, any corporation, company, group, partnership, limited liability company, other entity or individual, (ii) the term “Representative,” when used with respect to a person, shall include the directors, officers, employees, representatives, agents, attorneys, consultants, accountants, financial advisors and other advisors of or to such person, and (iii) the term “affiliate” when used with respect to a person, shall have the meaning given to it in Rule 12b-2 under the Securities Exchange Act of 1934.
     13. Consent to Counsel. The parties agree that, irrespective of any prior representation by such legal counsel or any Confidential Material or other confidential information that may be exchanged pursuant to this letter, the parties shall be respectively entitled to use any of their regular outside counsel (for Seahawk, Fulbright & Jaworski L.L.P. and for Receiving Party, Jones Day) for all purposes in connection with this letter, any transaction involving the parties and any litigation or legal proceedings arising out of or relating to this letter or any such transaction.
     14. Notices. All notices to be given to a party hereunder shall be in writing and delivered personally, by overnight courier or by facsimile (with confirmation of receipt), addressed to the Chief Executive Officer of such party, with a copy to the General Counsel of such party, at the corporate headquarters of such party.
     15. Assignment; Amendment. Any assignment or attempted assignment of this letter by Receiving Party without the prior written consent of Seahawk shall be void.. The agreements set forth in this letter may be modified or waived only as agreed in writing by Seahawk and Receiving Party.
     16. Severability. If any term, provision, covenant, or restriction of this letter is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
     17. Counterparts. This letter may be executed in any number of counterparts each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A facsimile transmission of a signed copy of this letter shall be effective as a valid and binding agreement between the parties for all purposes.
     18. Governing Law. This letter is for the benefit of each party and will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the choice of law rules thereof. Each party hereby irrevocably submits to

(i) the jurisdiction of Texas state courts and any federal court sitting in the State of Texas for purposes of any suit, action or other proceeding arising out of this letter, or of the transactions contemplated hereby, that is brought by or against the other party, and (ii) the venue of such suit, action or proceeding in the State of Texas.
     19. Term. This letter shall terminate upon the earlier of (i) a written agreement between the parties to terminate the confidential relationship established herein and (ii) the first anniversary of the date hereof.
     If Receiving Party agrees with the foregoing, please execute two original counterparts to this letter and return one to Seahawk, which will constitute our agreement with respect to the subject matter of this letter.
***

Very truly yours,
SEAHAWK DRILLING, INC.
By:
Name:
Title:
CONFIRMED AND AGREED
as of the date first written above:
HAYMAN CAPITAL MANAGEMENT, L.P.

By:	Hayman Investments, LLC,
its general partner

Debby LaMoy
Chief Operating Officer

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